Exhibit 99.6

Media please contact:
Chris Romoser, Iomega Corporation, (858) 795-7148 romoser@iomega.com

Analyst/Investors, please contact:
Barry Zwarenstein, Iomega Corporation, (858) 795-7188

For Immediate Release

IOMEGA COMPLETES SALE OF MALAYSIAN MANUFACTURING SUBSIDIARY AND OUTSOURCES PRODUCTION OF ZIP DRIVES

SAN DIEGO, November 1, 2002 - Iomega Corporation (IOM: NYSE), a global leader in digital management and storage solutions, today announced it has closed the previously announced transaction to sell its manufacturing subsidiary, Iomega (Malaysia) Sdn. Bhd. (“IOM Malaysia”), located in Penang, Malaysia, to Venture Corporation Limited (“Venture”) for a cash payment of $10.2 million. The final amount of the payment is subject to change based on a post-closing balance sheet audit. The $10.2 million cash payment is higher than the $8 million payment previously estimated due to changes in the working capital components of Iomega Malaysia’s final balance sheet. The cash payment amount does not have any impact on the pre-tax charges or tax provisions recorded in the third quarter of 2002.

Iomega, Iomega Malaysia and Venture, as IOM Malaysia’s guarantor, also entered into a five-year agreement for the manufacture and supply of Zip drives and certain other products. The manufacture and supply agreement is expected to expand and extend the strong and mutually beneficial commercial relationship that has existed between Iomega and Venture for a number of years.

About Iomega
Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture and share their digital valuables. Iomega’s award-winning storage products include the popular Zip® 100MB, 250MB and 750MB drives, high-performance Iomega® HDD portable hard drives that feature capacities from 20GB to 30GB, Iomega® HDD desktop hard drives that offer capacities from 40GB to 120GB, and Iomega® external CD-RW drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega® Automatic Backup software, Iomega Sync software, and HotBurn® CD-recording software. For networks, Iomega® NAS servers offer capacities of 120GB to 480GB. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at http://www.iomega.com.

About Venture
Venture Corporation Limited, headquartered in Singapore, is a leading provider of electronics manufacturing services, original design manufacturing services, and distribution services to electronics companies worldwide.

Special Note Regarding Forward-Looking Statements
The statements contained in this release regarding the expectation to expand and extend the commercial relationship with Venture, the estimated net final amount to be paid to Iomega under the stock sale agreement, and all other statements that are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon information available to Iomega as of the date hereof, and Iomega disclaims any intention or obligation to update any such forward-looking statements. Actual results could differ materially from the current expectations. Factors that could cause or contribute to such differences include unforeseen difficulties in transitioning the Penang manufacturing facility to Venture ownership, unforeseen disputes over the post closing audit results, product delays, disruptions or quality issues caused by unforeseen difficulties in integrating IT systems, business or quality processes, loss of key personnel in the transition, availability of critical product components, the failure or delay of any sole source supplier (including Venture), products and technology obsolescence, general economic and/or industry-specific conditions and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega’s most recent Form 10-Q and Annual Report on Form 10-K.

Copyright© 2002 Iomega Corporation. All rights reserved. Iomega and Zip are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.